Exhibit 10.1

May 21, 2026

Jie (Jay) Sheng

jayshengjie0618@gmail.com

Dear Jay,

I am pleased to offer you a position with AIxCrypto Holding Inc. (the “Company”), as AIXC President reporting to Jerry Wang, CEO, at our office located in El Segundo, CA. Effective 6/21/2026, the job title will change to AIXC President & CFO.

Transition Period. From your start date through June 20, 2026 (the “Transition Period”), you will serve as President (Finance and AI Operations) and will work alongside the Company’s current Chief Financial Officer to facilitate an orderly transition of the CFO function. During the Transition Period, the Company’s current Chief Financial Officer will continue to serve as the Company’s principal financial officer for purposes of SEC reporting and Sarbanes-Oxley certifications. Effective June 21, 2026, you will assume the title of President and Chief Financial Officer, and you will be designated as the Company’s principal financial officer for all purposes, including under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company reserves the right to adjust the timing of the title transition by up to thirty (30) days, in its reasonable discretion, as needed to accommodate the transition.

Salary

If you decide to join us, you will receive an annual salary of $400,000, that will be paid semi-monthly.

Bonus

As an employee, you also will be eligible to receive a discretionary annual performance bonus up to $200,000. Any bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid. The bonus will not be deemed earned or become payable unless or until it is awarded by the Company.

Benefits

The Company offers all full-time employees a comprehensive benefits package, including subsidized health insurance, 401K retirement plan, paid time off, and holiday entitlement. Full details will be provided upon commencement of employment.

RSUs

The AIXC Leadership Team is recommending to its Board of Directors (the “Board”) that you be granted a number of restricted stock units (“RSUs,” and this grant being your “Initial RSU Grant”), with each unit representing the right to receive one share of the Company’s Class A common stock (“Common Stock”), having a total grant date value equal to $312,000 (your “Initial RSUs Value”).

If the Board approves this recommendation, contingent upon the Company having sufficient shares available for issuance, and provided you remain continuously employed with the Company through the grant date, you will receive a number of RSUs determined by dividing the Initial RSUs Value by the closing price of the Common Stock on the grant date.

RSUs Vesting Schedule

Your Initial RSU Grant will vest in four equal installments of twenty-five percent (25%) each, on the first four (4) annual anniversaries of the applicable grant date, subject to your continued employment with the Company on each vesting date.

Typically, RSU awards are presented to the Board at quarterly meetings occurring closest to the date of this letter, provided the Company has sufficient shares available for issuance. If the nearest quarterly meeting has already occurred, the award would normally be presented at the following quarterly meeting.

The Company schedules four quarterly equity grant dates: January 16, April 16, July 16, and October 16. However, the actual timing of your Initial RSU Grant will depend on if and when the Company has sufficient shares available under the equity pool.

The Company may issue a partial grant, with the balance to be granted at a later date. This would not, however, affect the vesting schedule for your Initial RSU Grant (e.g., if the Company grants you one quarter (25%) of your Initial RSU Grant, this partial grant would vest in full on the one-year anniversary of the grant date).

PSUs

You also will be eligible to receive performance stock units (“PSUs”) having a total value equal to $208,000 if the Company reaches the milestones and you reach your individual milestones on certain dates as specified and approved by the Board of Directors and the executive team (each, a “Milestone”). After the company achieves the milestones, if the Board approves this recommendation, contingent upon the Company having sufficient shares available for issuance, and provided you remain continuously employed with the Company through the grant date, you will receive a number of PSUs determined by dividing the PSUs Value by the closing price of the Common Stock on the grant date.

PSUs Vesting Schedule

Should the Company and you reach any such Milestone, the PSUs associated with such Milestone will be issued on the date such Milestone is achieved (each such date, a “PSU Grant Date”) and shall vest in equal one-third (33⅓%) increments on each of the first three (3) annual anniversaries of the applicable PSU Grant Date, subject to your continued employment with the Company through each such vesting date.

Important Information

As noted above, equity awards are subject to approval by the Boards (or a designated committee thereof), the terms of Company’s then current Stock Incentive Plan, as amended from time to time (the “Plan”), and the applicable award agreements (copies will be provided at the appropriate time).

The grant, timing, and size of any RSU award are dependent upon the availability of authorized shares under the Plan, and the Company cannot guarantee the future availability of such shares.

Work Authorization

If you require a H1-B or TN visa sponsorship to work in the United States, the Company agrees to sponsor you for such a visa. The Company will take the steps necessary to secure and maintain appropriate work authorization that will allow you to be employed legally in the United States. Failure to maintain appropriate work status in the United States will result in termination. Please note that you must remain an employee of the Company for twelve (12) months before the Company considers sponsoring you for a green card.

Background / Reference Check

This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

General Terms

At-Will Employment. Your employment with the Company is and will remain “at will,” meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. No representation, whether oral or written, by any officer or employee of the Company may modify the at-will nature of your employment, except by a written agreement signed by you and an authorized officer of the Company.

Section 16 and Insider Trading Compliance. Upon assuming the role of Chief Financial Officer, you will be deemed an “officer” of the Company for purposes of Section 16 of the Exchange Act and will be required to file reports of beneficial ownership and changes therein on Forms 3, 4, and 5 in accordance with Section 16(a) and the rules thereunder. You agree to comply with the Company’s Insider Trading Policy and all other policies applicable to the Company’s executive officers, including with respect to pre-clearance of trades and Rule 10b5-1 trading plans. You also agree to complete and return a Director and Officer Questionnaire upon request and to update such information from time to time as the Company may require.

Sarbanes-Oxley Certifications. Upon assuming the role of Chief Financial Officer, you will be required to provide certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in connection with the Company’s periodic reports filed with the Securities and Exchange Commission, and to support the Company’s internal control over financial reporting and disclosure controls and procedures in your capacity as principal financial officer.

Clawback. All incentive-based compensation paid or payable to you, including the RSUs, PSUs, and any annual bonus described in this letter, is subject to recoupment under the Company’s Clawback Policy, as in effect from time to time, and under Section 10D of the Exchange Act, Rule 10D-1 thereunder, Nasdaq Listing Rule 5608 (or any successor provisions), and any other applicable law, regulation, or stock exchange listing requirement.

Governing Law. This offer letter and all matters arising out of or relating to your employment with the Company shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

Entire Agreement. This letter, together with the agreements and policies referenced herein, constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment and supersedes all prior representations, agreements, and understandings, whether written or oral.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be May 21, 2026. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before May 21, 2026

[Signature Page Follows]

Sincerely,

/s/ Jerry Wang
Jiawei (Jerry) Wang
AIxCrypto Holdings, Inc.

Jie (Jay) Sheng
Agreed To and Accepted By

/s/ Jie (Jay) Sheng
Signature

Enclosures

Appendix I

AIxCrypto is an equal opportunity employer and does not discriminate on the basis of race, national origin, gender, gender identity, sexual orientation, protected veteran status, disability, age, or other legally protected status.